N E W S   R E L E A S E
                                                 DADE BEHRING
DADE BEHRING INC.
1717 Deerfield Road
P.O. Box 778
Deerfield, IL  60015-0778
847.267.5300

For Immediate Release

Contact:  Fred Nachman for Dade Behring, 312-832-9300 x202
        Joe Grillo for Bain Capital, 617-951-0000


 Dade Behring Announces Ownership Position of Hoechst AG Will Increase to Approximately 50 Percent After Completion of Share Repurchase Program

        Voting Control to Remain with Current Shareholder Group


     DEERFIELD, Ill. (May 21, 1999) - Dade Behring, a leading global manufacturer and marketer of products and systems serving clinical diagnostics, today announced that following the completion of a share repurchase program announced on May 3, 1999, Hoechst AG will increase its economic ownership in the company to approximately 50 percent.  The non-Hoechst AG shareholders of Dade Behring - Bain Capital, Goldman

Sachs & Co. and company management - will continue to hold voting control of the company.


     Hoechst AG, headquartered in Frankfurt, Germany, currently owns a

32.5 percent share of Dade Behring.  Under the share repurchase program,

Dade Behring will repurchase approximately $400 million of its outstanding stock from its non-Hoechst AG shareholders and retire these shares.


     Also, Dade Behring Inc. announced that it has appointed Bankers

Trust Company as Administrative Agent and Goldman Sachs Credit Partners

L.P. as Syndication Agent for a new senior bank credit facility.  The
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bank credit facility will replace the company's current senior bank credit facility and finance the share repurchase program.  The company said it expects the refinancing to close within the next 60 days.


     With 1998 revenues of approximately $1.3 billion, Dade Behring is among the largest clinical diagnostics companies worldwide and provides the broadest available offering of products and systems for diagnostics testing.  Dade Behring is headquartered in Deerfield, Illinois, has operations in 39 countries and works through distributors in other regions.

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